Exhibit 3.8

CERTIFICATE OF INCORPORATION

of

Infometer.com Inc.

1.     The name of the corporation (the “Corporation”) is Infometer.com Inc.

2.     The address of the Corporation’s registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle, Delaware 19801.  The name of its registered agent at such address is The Corporation Trust Company.

3.     The nature of the business or purposes to be conducted or promoted by the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

4.     The total number of shares of stock which the Corporation shall have authority to issue is 100,000 shares of common stock, all of which shares shall have a par value of $.01.

5.     The name and mailing address of the sole incorporator is:

Carole R. Artman-Hodge
61 Rye Road
Rye, NY 10580

THE UNDERSIGNED, being the sole incorporator hereinbefore named, for the purpose of forming a corporation pursuant to the General Corporation Law of the State of Delaware, do make this certificate, hereby declaring and certifying that this is my act and deed and the facts herein stated are true, and accordingly have hereunto set my hands this 30th day of August, 1999.

/s/ Carole R. Artman-Hodge
Carole R. Artman-Hodge